Exhibit 10.2

SECOND AMENDMENT

Weyco Group, Inc. Pension plan

RelATED TO 2016 PENSION PLAN FREEZE

WHEREAS, Weyco Group, Inc. Corporation (the "Company") sponsors the Weyco Group, Inc. Pension Plan (the "Pension Plan"); and

WHEREAS, the Company desires that the Plan be frozen effective as of December 31, 2016 and that participants accrue no additional benefits under the Plan after that date; and

WHEREAS, the Company desires to eliminate disability retirement benefits under the Plan for any participant whose employment was not terminated due to disability prior to January 1, 2017.

WHEREAS, the Board of Directors of the Company has previously granted the Senior Vice President and Chief Financial Officer of the Company the power to execute any amendments necessary to carry out the above-described change to the Plan.

NOW THEREFORE, BE IT AND IT IS HEREBY RESOLVED that the Weyco Group, Inc. Pension Plan be amended, effective as of December 31, 2016, to read as follows:

PART A

1.	The last paragraph of the Preamble is restated to read:

This Part A was restated effective as of January 1, 2016 (except to the extent a different effective date for a particular provision is specified) and amended effective as of December 31, 2016 to freeze all benefits under the Plan as of such date.

2.	New Article XIII is added to read:

Article XIII

ACRUALS FROZEN

Notwithstanding any provision of this Plan to the contrary, all benefits hereunder are frozen effective as of December 31, 2016 and no Participant shall accrue any benefits hereunder after such date.

PART B

3.	New subsection (d) is added to Section 1.01, Accrued Pension, to read:

(d)        Notwithstanding any provision herein to the contrary, a Participant's Accrued Pension shall be frozen as of December 31, 2016 and shall not increase after that date.

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4.	Section 1.06, Average Annual Compensation, is amended and restated to read:

“Average Annual Compensation” means the amount obtained by dividing by 5 the total Compensation of an Employee during the five consecutive Plan Years in the 10 Plan Year period ending with the 2016 Plan Year in which his Compensation was highest. If an Employee’s entire period of service with the Company is less than five Plan Years, the Employee’s Average Annual Compensation shall be determined by averaging (on an annual basis) the Compensation received by the Employee from the Company during the Employee’s entire period of service prior to January 1, 2017 with the Company.

5.	Section 1.13, Covered Compensation, is amended to add the following new final sentence thereto:

Notwithstanding the foregoing, a Participant's Covered Compensation for any Plan Year commencing on or after January 1, 2017 shall be calculated assuming that the taxable wage base in effect in 2016 remained in effect for all future years.

6.	Section 1.14, Credited Service, is amended to add the following new final sentence thereto:

Notwithstanding the foregoing, a Participant's Credited Service shall be frozen as of December 31, 2016 and shall not be increased for Plan Years beginning on and after January 1, 2017.

7.	Section 1.20, Final Average Compensation, is amended and restated to read:

“Final Average Compensation” for an Employee means the average of the Employee’s Compensation for the 3-consecutive-year period ending with the Plan Year, and for Plan Years commencing on or after January 1, 2017, ending with the 2016 Plan Year. If, as of a Plan Year, an Employee’s entire period of employment with the Employer is less than 3 consecutive years, the Employee’s Final Average Compensation must be determined by averaging the Compensation received by the Employee from the Company during the Employee’s entire period of employment with the Company prior to January 1, 2017. The definition of Final Average Compensation used in the Plan shall be applied consistently with respect to all Employees. In determining an Employee’s Final Average Compensation, Compensation for any Plan Year in excess of the taxable wage base under the Federal Insurance Contributions Act in effect at the beginning of that Plan Year shall not be taken into account.

8.	Sections 1.27(b), Disability Retirement Date, and (c), Early Retirement Date, are restated to read:

(b)        "Disability Retirement Date" means the first day of a month following the month in which the Social Security Administration issues its determination that the Employee has incurred a Disability. Notwithstanding the foregoing, only a Participant whose employment terminated due to Disability prior to January 1, 2017 shall have a Disability Retirement Date.

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(c)        "Early Retirement Date" means the day on which the Employee retires prior to his reaching age 65 but after he has both attained age 55 and completed 15 years of Vesting Service.

9.	Section 1.31, Vesting Service, is amended to add the following new final sentence thereto:

An Employee's Vesting Service shall include service after December 31, 2016, the date on which benefits under the Plan were frozen.

10.	The first sentence of Section 3.03, Disability Pension, is amended to read:

If an Employee who has completed five years of Vesting Service terminated employment prior to January 1, 2017 as a result of Disability and before reaching his Normal Retirement Date, he shall be entitled to a Pension in the amount of his Accrued Pension at his Disability Retirement Date.

PART C

11.	A new final sentence is added to Section 1.01, Accrued Pension, to read:

Notwithstanding any provision herein to the contrary, a Participant's Accrued Pension shall be frozen as of December 31, 2016 and shall not increase after that date.

12.	A new final sentence is added to Section 1.09, Credited Service, to read:

Notwithstanding the foregoing, a Participant's Credited Service (but not Vesting Service) shall be frozen as of December 31, 2016 and shall not be increased for Plan Years beginning on and after January 1, 2017 except that service after December 31, 2016 shall be counted as Credited Service solely for determining a Participant's eligibility for Early Retirement under Section 2.02.

13.	A new final sentence is added to Section 1.23(c), Disability Retirement Date, to read:

Notwithstanding the foregoing, only a Participant whose employment terminated due to Disability prior to January 1, 2017 shall have a Disability Retirement Date.

14.	Section 1.25, Vesting Service, is amended to add a new paragraph (d) to read:

An Employee's Vesting Service shall include service after December 31, 2016 Plan, the date on which benefits under the Plan were frozen.

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15.	The first sentence of Section 3.01, Eligibility and Payment (Disability Pension), is amended to read:

Any Employee whose employment ends due to Disability prior to January 1, 2017 and after attaining age 50 and who has completed at least 15 years of Credited Service, or who at any age has completed 25 years of Credited Service, if the benefits provided under any accident and health plan maintained by the Company have ended, shall be entitled to receive a Basic Pension which shall be equal to his Accrued Pension on his Disability Retirement Date.

Dated this 7th day of November, 2016.

/s/ John Wittkowske
John Wittkowske
Senior Vice President and Chief Financial Officer

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